UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Whitestone REIT (“Whitestone”)

(Name of Registrant as Specified in its Charter)

KBS SOR Properties LLC

KBS SOR (BVI) Holdings, Ltd.

KBS Strategic Opportunity Limited Partnership

KBS Strategic Opportunity REIT, Inc.

KBS Capital Advisors LLC

Keith D. Hall

Peter McMillan III

Kenneth H. Fearn, Jr.

David E. Snyder

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

KBS Releases Letter to Shareholders of Whitestone REIT (NYSE: WSR) Urging them to Support Its

Slate of Independent and Highly Qualified Nominees and Its Advisory Vote to Declassify the

Staggered Board by Voting the BLUE Proxy Card

Newport Beach, CA, April 23, 2018: KBS Strategic Opportunity REIT, Inc. (“KBS”) released an open letter to its fellow Whitestone REIT shareholders (NYSE: WSR), calling on them to vote for its nominees Kenneth H. Fearn, Jr. and David E. Snyder, and the advisory vote to declassify the staggered Board, at this year’s Annual Meeting. KBS’s letter (which can be found www.enhancewhitestone.com in its entirety) details that despite Whitestone’s claims that it has reigned in executive compensation and costs, provided extraordinary shareholder returns and reformed its governance, its claims do not stand up to scrutiny.

KBS is one of the largest shareholders in Whitestone REIT (“Whitestone”), with approximately 9.61% of the outstanding shares. KBS believes that Whitestone has an attractive business and is worthy of a substantial investment, but also believes that Whitestone’s executive compensation, G&A and governance is seriously misaligned with shareholder interests. KBS believes shareholder values can be meaningfully enhanced by Whitestone bringing these practices into line and has nominated individuals, Kenneth H. Fearn, Jr. and David E. Snyder, to Whitestone’s Board of Trustees who are independent and not picked by the current Board.

KBS believes that Whitestone’s executive compensation and G&A costs remain significantly above its peers, its performance is mediocre, and its governance scores remain as poor as ever. Whitestone needs strong shareholder voices on its Board. It needs trustees who have neither been picked by nor owe their jobs to approval by the current Board.

•	Under the current Board, management compensation has historically been excessive, not properly tied to performance and not aligned with shareholder interests. Compensation for the top three executives at Whitestone constitutes about 35% of their overall general and administrative (“G&A”) expenses, which sits at the higher-end of the peer sets. Viewing the CEO’s compensation as a percentage of net operating income (“NOI”) shows that his relative compensation has been far in excess of all its peers over the last four years.

•	Whitestone’s response to its failed “say on pay” vote from last year has not been sufficient.

•	Whitestone is extremely inefficient as it relates to overhead expenses and has admitted its ratio of G&A expenses relative to its size should be reduced.

•	Under the current Board, Whitestone’s recent performance has been average, and its dividend is not supported by its operations.

•	Under the current Board, Whitestone’s long-term incentive plan is excessive and overly dilutive.

•	Both ISS and Glass Lewis called the cost of the plan excessive and recommended “no” votes on the proposal to approve the plan last year.

•	Under the current Board, Whitestone has corporate governance policies that serve to entrench the Board and management, while being harmful to shareholders. Last year, ISS rated their governance score as a “10” on a scale from 1 to 10, with 10 being the worst. In particular, Whitestone scored a worst score “10” on the subcategories of compensation and shareholder rights.

•	Under the current Board, management severance packages are excessive and unreasonable.

KBS is not seeking control or any change in management, but wants effective oversight of management compensation and good corporate governance. KBS is seeking only two of the seven seats on the Board, for the purpose of giving shareholders a voice on the issues summarized above. To view the KBS proxy statement, visit: www.enhancewhitestone.com and VOTE BLUE prior to Whitestone’s annual meeting on May 17, 2018.

If you have any questions or require any assistance with your vote, please contact:

Morrow Sodali

Call toll-free: 800-662-5200

E-mail: KBS@morrowsodali.com

About KBS:

KBS Strategic Opportunity REIT, Inc. is a real estate investment trust that invests in and manages a portfolio of real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments. KBS Capital Advisors is the external advisor to KBS Strategic Opportunity REIT, Inc., and is an affiliate of KBS Realty Advisors, a private equity real estate company and SEC registered investment adviser founded in 1992. Since its inception, KBS affiliated companies have completed transactional activity in excess of $36 billion via 16 separate accounts, six commingled funds, five sovereign wealth funds and seven nontraded REITs.

Contact:

Morrow Sodali LLC

Tom Ball, 203-658-9368

t.ball@morrowsodali.com

or visit www.enhancewhitestone.com

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